EXHIBIT 6.7



                           INDUSTRIAL LEASE AGREEMENT
                           --------------------------

  THIS LEASE is made this 18th day of June, 1999, between CLO Enterprises as LESSOR, and Circle Group Internet, Inc. as LESSEE.

  LESSOR hereby leases to LESSEE, and LESSEE hereby leases from LESSOR, the following described premises, hereinafter referred to as "the premises", in the Village of Mundelein, County of Lake, State of Illinois.

  To wit: 9,325 rentable square feet of space, within 43,493 total rentable square feet of building space, located at 1005-1025 Campus Drive, Mundelein, IL 60060. LESSEE'S address will be 1021 Campus Drive, Mundelein, IL 60060 which will be used only for a term of five (5) years, beginning on the 15th day of August, 1999, and ending at the end of the last day of the fifth year thereafter. LESSEE agrees to pay to LESSOR base rents, in monthly installments as listed below, each due and payable on the first day of each and every month of the term hereof, in advance at, CLO Enterprises c/o George Orfanos, 933 N.E. Holcomb Dr., Mundelein, IL 60060, or at such other place as LESSOR may designate from time to time, in writing. LESSEE agrees to use and occupy the premises only for the permitted use of an internet service company and for no other purpose without LESSOR'S prior written consent.

                   Months           Base Rents per Month
                   ------           --------------------
                   01-03            $ 2,200.00    Beginning 11/1
                   04-06            $ 2,950.00    2/1 - 4/30
                   07-09            $ 3,640.00    5/1 - 7/30
                   10-12            $ 4,750.00    8/1 - 10/31
                   13-60            $ 5,100.00    11/1 -

  LESSEE shall have the option to renew the lease term for an additional five
  (5) year term provided LESSEE gives LESSOR written notice not less than six
  (6) months prior to the end of the primary term, and provided LESSEE is in full compliance and not in default of this lease at the time the renewal option is exercised, and for each month subsequent to that date but prior to the effective date of the option term commencement. Prior to commencement of the option term, LESSEE shall deposit a sum sufficient to bring its total security deposit to $5,300.00. The Base Rents for the Option terms shall be:

                 Months             Base Rents per Month
                 ------             --------------------

                 01-12              $ 5,300.00
                 13-24              $ 5,490.00
                 25-36              $ 5,680.00
                 37-48              $ 5,880.00
                 49-60              $ 6,095.00

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  Concurrently, with its execution of this lease, LESSEE shall deliver to LESSOR a check in the sum of $9,512.00 as security for the performance by LESSEE of every covenant and condition of this lease. Said deposit may be commingled with other funds of LESSOR, and shall bear no interest. If LESSEE shall default with respect to any covenant or condition of this lease, including, but not limited to the payment of any sum in default or any sum which LESSOR may be required to spend by reason of LESSEE'S default, then LESSOR may use such portion of the security deposit as necessary to cover or compensate for such default. In the event LESSOR so uses the security deposit in part or in whole, LESSEE will restore security deposit to the required amount upon notice of said default plus a processing fee of $50.00 for each incident. Should LESSEE comply with all of the covenants and conditions of this lease, the security deposit or any balance thereof shall be returned to LESSEE at the expiration of the term thereof subject to Article 35.

                   LESSOR and LESSEE further agree as follows:

         1. POSSESSION AT BEGINNING OF TERM: LESSEE shall be entitled to possession of the premises when the "work" (as defined in Exhibit "A") is "substantially completed" (as defined in Exhibit "A") subject to early access to the premises by LESSEE as provided under Article 7 of Exhibit "A"). LESSOR shall use due diligence to give possession as nearly as possible at the beginning of the lease term of this lease which is August 15, 1999, and rent shall abate pro rata for the period of delay in so doing. LESSEE shall make no other claim against LESSOR for any such delay.

         2. INSURANCE: LESSEE shall pay LESSOR as additional rent its pro rata share of the building insurance in monthly installments equal to 1/12th of the most recent insurance premium. LESSOR shall notify LESSEE on the anniversary date of the insurance policy if any adjustments are required to the monthly installments and provide LESSEE copy of the insurance premium evidencing said adjustment. LESSEE shall comply with all insurance regulations so the lowest fire, lightning, explosion, extended coverage and liability insurance rates may be obtained; and nothing shall be done or kept in or on the premises for any of such insurance on the premises or on any building of which the premises are a part or any contents located therein, over the rate usually obtained for the proper use of the premises permitted by this lease or which will cause cancellation of any such insurance.

         If during the term of this lease the annual premium for fire and (what is commonly known as) extended coverage insurance increases due to LESSEE'S use within the premises, then LESSEE shall pay, as additional rent, the amount of such increase, which amount shall be payable within (10) ten days from the date of LESSOR'S notice of an amount so due hereunder.

         3. INDEMNITY AND PUBLIC LIABILITY: LESSEE covenants at all times to save LESSOR harmless from all loss, liability, cost or damages that may occur or be claimed with respect to any person or persons, corporation, or property on or about the premises or to the

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property itself resulting from any act done or omission by or through the
LESSEE, its agents, employees, invitees, or any person on the premises by reason of LESSEE'S use of property and all loss, cost, liability, or expense resulting there from up to the limits of liability insurance required by this lease. LESSEE further covenants and agrees to maintain at all times, during the term of this lease, comprehensive public liability insurance in which the premises are located and satisfactory to LESSOR, properly protecting and indemnifying LESSOR in an amount of not less than TWO MILLION DOLLARS ($2,000,000.00), combined single limit for bodily injury or property damage. LESSEE shall furnish LESSOR with a current certificate or certificate of insurance, coverage such insurance so maintained by LESSEE. These copies or certificates shall include an endorsement which states that such insurance shall not be cancelled without thirty days prior written notice to LESSOR. LESSOR shall be named as additional insured on the liability insurance policy. LESSEE shall carry adequate workmen's compensation insurance and also provide evidence of said insurance to LESSOR.

         4. ASSIGNMENT AND SUBLEASE: LESSEE shall not assign. transfer or encumber this lease and shall not sublease the premises or any part thereof or allow any other person to be in possession thereof without the prior written consent of LESSOR, in each and every instance, which consent or consents shall not be unreasonably withheld.

         5. SIGNS AND ADVERTISEMENTS: LESSEE shall not put upon nor permit to be put upon any part of the premises, any signs, billboards or advertisements whatsoever, without the prior written consent of LESSOR.

         6. ACCEPTANCE, MAINTENANCE AND REPAIR: LESSEE has inspected and knows the condition of the premises and accepts the same in their present condition (subject to ordinary wear, tear, and deterioration in the event the term commences after the date hereof and to the rights of present or former occupant or occupants, if any, to remove movable property). LESSOR shall take good care of the premises and the equipment and fixtures therein (including, but not limited to, replacement of parts and components of heating and air conditioning equipment and by maintaining records of semi-annual maintenance checks by a qualified technician) and shall keep the same in good working order and condition, including particularly, but not limited to, protecting water pipes, heating and air conditioning equipment, plumbing, windows, doors, frames, dock bumpers, fixtures, appliances, and sprinkler system from becoming frozen or being damaged, and shall keep the premises and the approaches, sidewalks, parking areas, landscaped areas and the alleys adjacent thereto, if any, clean, sightly and free from ice and snow. LESSEE shall pay as additional rent its pro rata share of maintenance and repairs in monthly installments equal to 1/12th of the most recent maintenance and repair expenses or mutually agreed upon estimate provided by LESSOR. At the expiration of the term, LESSEE shall surrender the premises broom clean, in as good condition as the reasonable use thereof will permit. All damage or injury to the premises not caused by fire or other casualty and all damage to glass, windows, walls, ceilings, flooring and doors shall be promptly repaired by the LESSEE.

         7. LESSOR'S RIGHT OF ENTRY: LESSOR or LESSEE'S agent may enter the premises at reasonable hours to examine the premises and to do anything LESSOR may

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be required to hereunder or which LESSOR may deem necessary for the good of the premises or any building of which they are a part; and, during the last 180 days of this lease, LESSOR may display a "For Rent" sign on, and show the premises.

         8. PARKING LOT MAINTENANCE: LESSOR shall be responsible for maintenance of the parking lot and common areas including snow removal, cleaning, repainting and repairs. LESSEE shall pay, as additional rent its pro rata share of the parking lot maintenance and common areas, including snow removal etc., in monthly installments equal to 1/12th of the most recent parking lot maintenance and snow removal expenses or mutually agreed upon estimates provided by LESSOR. LESSEE shall insure that the parking lot is not damaged by placement or movement of trash containers or the dollies on semitrailer trucks and LESSEE shall be responsible for the repair of same during the term of the lease and upon termination thereof. LESSEE understands and agrees that no personal or business property shall be stored in the parking area or any place outside the building. LESSEE shall not permit its employees, customers, agents, contractors or vendors to utilize more than _______ parking spaces in the parking area immediately adjacent to the premises.

         9. MAINTENANCE AND REPAIR BY LESSOR: LESSOR shall keep in repair, ordinary wear and tear excepted, the roof and exterior walls (exclusive of inside surfaces), gutters and downspouts of the building in which the premises are a part, except as to damage arising from the negligence of the LESSEE, but nothing herein shall be construed as requiring LESSOR to repair any front or other part installed by the LESSEE. LESSOR reserves the right to the exclusive use of the roof and exterior walls which LESSOR is so obligated to repair.

         10. DAMAGE BY CASUALTY: In case, during the term created or previous thereto, the premises hereby let, or the building of which said premises are a part, shall be destroyed or shall be so damaged by fire or other casualty as to become untenantable, then in such event, at the option of the LESSOR, the term hereby created shall cease, and this lease shall become null and void from the date of such damage or destruction and the LESSEE shall immediately surrender said premises and all interest therein to LESSOR, and LESSEE shall pay rent within said term only to the time of such surrender, provided, however, that LESSOR shall exercise such option to so terminate this lease by notice in writing delivered to LESSEE within thirty days after such damage or destruction. In case LESSOR shall not so elect to terminate this lease, in such event, this lease shall continue in full force and effect and the LESSOR shall repair the premises with all reasonable promptitude, placing the same in as good a condition as they were at the time of the damage or destruction, and for that purpose may enter said premises and rent shall abate in proportion to the extent and duration of untenantability. In either event LESSEE shall remove all rubbish, debris, merchandise, furniture, equipment and other of its personal property, within five days after the request of the LESSOR. If the premises shall be but slightly injured by fire or other casualty, so as not to render the same untenantable and unfit for occupancy, then the LESSOR shall repair the same with all reasonable promptitude, and in that case the rent shall not abate. No compensation or claim shall be made by or allowed to the LESSEE by reason of any inconvenience or annoyance arising from the necessity of repairing any portion of the building or the premises, however the necessity may occur.

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

         11. PERSONAL PROPERTY: LESSOR shall not be liable for any loss or damage to any merchandise, personal or business property in or about the premises, regardless of the cause of such loss or damage.

         12. ALTERATIONS: LESSEE shall not make any alterations or additions in or to the premises without the prior written consent of LESSOR.

         13. UTILITIES AND SERVICES: LESSEE shall furnish and pay for all electricity, gas, water, fuel and any services or utilities used in or assessed against the premises including, but not limited to, any charges for the burglar and fire monitoring systems which shall include line and installation charges if necessary, unless otherwise herein expressly provided.

         14. PUBLIC REQUIREMENTS: LESSEE shall comply with all laws, orders, ordinances, and other public requirements now or hereafter affecting the premises or the use thereof. and save LESSOR harmless from expense or damage resulting from failure to do so.

         15. MULTIPLE TENANT BUILDINGS: If the premises are a part of a multiple tenant building, it is understood that the responsibility of LESSEE for additional rent as called for in Articles 2, 6, 8 and 17 of this lease shall be a percentage of the total square feet of building space (43,493 Sq. Ft.) divided by the rentable area occupied by LESSEE (9,325 Sq. Ft.). LESSEE shall pay LESSOR for LESSEE'S pro rata share of said expenses stated in Articles 2, 6, 8 and 17 of this lease. LESSEE'S pro rata share is 21.44%. LESSEE agrees to conduct its business in a manner that will not be objectionable to other tenants in the building of which the premises are a part, including noise, vibration, odor, or fumes. In the event LESSOR receives complaints from other tenants in the building and determines, in its sole and reasonable judgment, that LESSEE is conducting its operations in a manner objectionable to other tenants, LESSEE agrees, upon written notice from LESSOR, to promptly modify the conduct of its operations to eliminate such objectionable operations.

         16. FIXTURES: All buildings, repairs, alterations, additions, improvements, installations, and any other fixtures by whomsoever installed or erected (except such business trade fixtures and equipment belonging to LESSEE as can be removed without damage to or leaving incomplete the premises or building) shall belong to LESSOR and remain on and be surrendered with the premises as a part thereof at the expiration of this lease or any extension thereof

         17. REAL ESTATE TAXES: LESSEE shall pay as additional rent its pro rata share of real estate taxes, both general and special, including the expense of protesting, negotiating or contesting the amount or validity of any such taxes, payable with respect to the leased premises during any lease year. LESSEE shall pay to LESSOR monthly installments in the amount of 1/12th of the most recent real estate tax bill or 1/12th of LESSOR'S reasonable estimate of the next tax bill sum. LESSOR shall notify LESSEE on the anniversary date of the tax bill if any adjustments arc required to the monthly installments and provide LESSEE a copy of the tax bill evidencing said adjustment.

         18. EMINENT DOMAIN: If the premises or any substantial part thereof shall be taken by any competent authority under the power of eminent domain or be acquired for any public or quasi-public use or purpose, the term of this lease shall cease and terminate upon the date when the possession of said premises of the part thereof so taken shall be required for such

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

use of purpose and without apportionment of the award, and LESSEE shall have no claim against LESSOR for the value of any unexpired term of this lease. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of LESSOR'S building or the land under it or if the grade of any street or alley adjacent to the building is changed by any competent authority and such change of grade makes it necessary or desirable to remodel the building to conform to the changed grade, LESSOR shall have the right to cancel this lease after having given written notice of cancellation to LESSEE not less than ninety (90) days prior to the date of cancellation designated in the notice. In either of said events rent at the then current rate shall be apportioned as of the date of the termination. No money or other consideration shall be payable by the LESSOR to the LESSEE for the right of cancellation and the LESSEE shall have no right to share in the condemnation award or in any judgement for damages caused by the taking or the change of the grade. Nothing in this paragraph shall preclude an award being made to LESSEE for loss of business or depreciation to and cost of removal of equipment or fixtures.

         19. WAIVER OF SUBROGATION: As part of the consideration for this lease each of the parties hereto hereby releases the other party hereto from all liability for damage due to any act or neglect of the other party (except as hereinafter provided) occasioned to property owned by said parties which is or might be incident to or the result of a fire or any other casualty against loss for which either of the parties is now carrying or hereafter may carry insurance; provided, however, that the releases herein contained shall not apply to any loss or damage occasioned by the willful, wanton, or premeditated negligence of either of the parties hereto, and the parties hereto further covenant that any insurance that they obtain on their respective properties shall contain an appropriate provision whereby the insurance company, or companies, consent to the mutual release of liability contained in this paragraph.

         20. DEFAULT AND REMEDIES: In the event: (a) LESSEE fails to comply with any term, provision, condition, or covenant of this lease; (b) LESSEE deserts or vacates the premises; (c) any petition is filed by or against LESSEE under any section or chapter of the Federal Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof; (d) LESSEE becomes insolvent or makes a transfer in fraud of creditors, (e) LESSEE makes any assignment for benefit of creditors; or (f) a receiver is appointed for LESSEE or any of the assets of LESSEE, then in any of such events LESSEE shall be in default and, LESSOR shall have the option to do any one or more of the following upon ten (10) days prior written notice, excepting the payment of rent or additional rent for which no demand or notice shall be necessary, in addition to and not in limitation of any other remedy permitted by law, to enter upon the premises or any part thereof either with or without process of law, and to expel, remove and put out LESSEE or any other persons who might be thereon, together with all personal property found therein; and, LESSOR may terminate this lease or it may from time to time, without terminating this lease, rent said premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this lease) and at such rental or rentals and upon such other terms and conditions as LESSOR in its sole discretion may deem advisable, with the right to repair, renovate, remodel, redecorate, alter and change said premises. At the option of LESSOR, rents received by LESSOR from such reletting shall be applied first to the payment of any indebtedness from LESSEE to LESSOR other than rent and additional rent due hereunder; second, to payment of any costs and expenses of such reletting including, but not

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limited to, attorney's fees, advertising fees, brokerage fees, alterations and changes in the premises; third, to the payment of rent and additional rent due and payable hereunder and interest thereon, and if after applying said rentals there is any deficiency in the rent and additional rent and interest to be paid by LESSEE under this lease, LESSEE shall pay any such deficiency to LESSOR and such deficiency shall be calculated and collected by LESSOR monthly. No such re-entry or taking possession of said premises shall be construed as an election of LESSOR'S part to terminate this lease unless written notice of such intention be given to LESSEE. Notwithstanding any such reletting without termination, LESSOR may at any time thereafter elect to terminate this lease for such previous breach and default. Should LESSOR at any time terminate this lease by reason of any default, in addition to any other remedy it may have, it may recover from LESSEE the worth at the time of such termination of the excess of the amount of rent and additional rent reserved in this lease for the balance of the term hereof over the then reasonable rental value of the premises for the same period. LESSOR shall have the right and remedy to seek redress in the courts at any time to correct or remedy any default of LESSEE by injunction or otherwise, without such resulting or being deemed a termination of this lease, and LESSOR, whether this lease has been or is terminated or not, shall have the absolute right by court action or otherwise to collect any and all amounts of unpaid rent or unpaid additional rent reserved in this lease for the balance of the term hereof over the then reasonable rental value of the premises for the same period. LESSOR shall have the right and remedy to seek redress in the courts at any time to correct or remedy any default of LESSEE by injunction or otherwise, without such resulting or being deemed a termination or not, shall have the absolute right by court action or otherwise to collect any and all amounts or unpaid rent or unpaid additional rent or any other sums due from LESSEE to LESSOR under this lease which were or are unpaid at the date of termination. In case it should be necessary for LESSOR to bring any action under this lease, to consult or place said lease or any amount payable by LESSEE hereunder with an attorney concerning or for the enforcement of any of LESSOR'S rights hereunder, the LESSEE agrees in each and any such case to pay to LESSOR, LESSOR'S reasonable attorney's fees.

         21. WAIVER: The rights and remedies of the LESSOR under this lease, as well as those provided or accorded by law, shall be cumulative, and none shall be exclusive of any other rights or remedies hereunder allowed by law. A waiver by LESSOR of any breach or breaches, default or defaults of LESSEE hereunder shall not be deemed or construed to be a continuing waiver of such breach or default nor as a waiver of or permission, expressed or implied, for any subsequent breach or default, and it is agreed that the acceptance by LESSOR of any installment of rent subsequently to the date the same should have been paid hereunder, shall in no manner alter or affect the covenant and obligation of LESSEE to pay subsequent installments of rent promptly upon the due date thereof. No receipt of money by LESSOR after the termination in any way of this lease shall reinstate, continue or extend the term above demised.

         22. NOTICES: Any notice hereunder shall be sufficient if sent by registered or certified mail, addressed to LESSEE at the premises, and to LESSOR where rent is payable.

         23. SUBORDINATION: In the event LESSOR holds title to said premises by virtue of a lease, then this sublease is and shall remain subject to all of the terms and conditions of such underlying lease so far as shall be applicable to the premises herein leased. This lease shall also

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be subject and subordinate in law and equity to any existing or future mortgage or deeds of trust placed by LESSOR upon the leased premises or the building of which the premises form a part.

         24. SUCCESSORS: The provisions, covenants, and conditions of this lease shall bind and inure to the benefit of the legal representatives, heirs, successors and assigns of each of the parties hereto. except that no assignment or subletting by LESSEE without the written consent of LESSOR shall vest any right in the assignee or sublessee of the LESSEE.

         25. QUIET POSSESSION: LESSOR agrees that so long as LESSEE fully complies with all of the terms, covenants and conditions herein contained on LESSEE'S part to be kept and performed, LESSEE shall and may peaceably and quietly have, hold and enjoy the said premises for the term aforesaid, it being expressly understood and agreed that the aforesaid covenant of quiet enjoyment shall be binding upon the LESSOR, its heirs, successors, or assigns. LESSOR further covenants and represents that LESSOR has full right, title, power and authority to make, execute and deliver the lease.

         26. BANKRUPTCY: Neither this lease nor any interest therein nor any estate hereby created shall pass to any trustee or receiver in bankruptcy or to any other receiver or assignee for the benefit of creditors by operation of law or otherwise during the term of this lease or any renewal thereof.

         27. ENTIRE AGREEMENT: This lease contains the entire agreement between the parties, and no modification of this lease shall be binding upon the parties unless evidenced by an agreement in writing signed by the LESSOR and the LESSEE after the date hereof. If there be more than one LESSEE named herein, the provisions of this lease shall be applicable to and binding upon such LESSEES, jointly and separately.

        28. ESTOPPEL CERTIFICATE BY LESSEE: LESSEE further agrees at any time and from time to time, upon not less than twenty (20) days prior written request by LESSOR, to execute, acknowledge and deliver to LESSOR a statement in writing certifying that this lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified, and stating the modifications), and the date to which the rental and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this paragraph, may be relied upon by any prospective purchaser upon the fee, of the demised premises.

         29. LESSEE: From time to time during the term of this lease and for a reasonable purpose, LESSEE shall provide to LESSOR copies of its audited or certified financial statements within thirty (30) days from LESSOR'S written request.

         30. LIENS AND ENCUMBRANCES: LESSEE shall not perform any act which shall in any way encumber the title of LESSOR in and to the Leased Premises or the Real Estate, nor shall the interest or estate of LESSOR in the Leased Premises or the Real Estate be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue or any express or implied contract by LESSEE. Any claim to, or lien upon, the Leased

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Premises or the Real Estate arising from any act or omission of LESSEE shall accrue only against the leasehold estate of LESSEE and shall be subject and subordinate to the paramount title and rights of LESSOR in and to the Leased Premises or the Real Estate. Should the Leased Premises or the Real Estate become subject to any mechanics, laborers' or materialmen's lien on account of labor or material furnished to LESSEE or claimed to have been furnished to LESSEE in connection with work of any character performed or claimed to have been performed on the Leased Premises by, or at the direction or sufferance of, LESSEE, and in case of filing of any such lien, LESSEE will promptly pay same; provided, however, that LESSEE shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if LESSEE shall give to LESSOR such security as may be deemed satisfactory to LESSOR to insure payment thereof and to prevent a sale, foreclosure, or forfeiture of the Leased Premises or the Real Estate by reason of non-payment thereof; provided further, however, that on final determination of the lien or claim for lien, LESSEE shall immediately pay any judgment rendered, with all proper costs and charge, and shall have the lien released and any judgement satisfied.

         31. HOLDING OVER: In the event of a holding over by LESSEE after expiration of termination of this lease without the written consent of the LESSOR, LESSEE shall be deemed a LESSEE at sufferance and shall pay as liquidated damages, double rent for the entire holdover period and any and all damages incurred by LESSOR'S inability to deliver premises to any future contracted tenant and all attorney's fees and expenses incurred by LESSOR in enforcing its rights hereunder.

         32. COMMON AREAS: LESSEE agrees to conform with any reasonable rules and regulations LESSOR may establish from time to time in connection with use of the common areas, including those concerning the parking area, driveways, landscaping and loading docks.

         33. JANITORIAL SERVICE AND GARBAGE REMOVAL: LESSEE at its own expense shall provide it's own janitorial service and garbage removal. LESSEE shall not permit the undue accumulation of debris in the premises or in any area immediately adjoining the premises. Dumpsters will be stored within the designated area of the premises prior to and immediately following trash removal.

         34. LATE CHARGE: LESSEE will pay to LESSOR a late charge of five percent (5%) on any amount owing to LESSOR hereunder which is not paid when due. The late charge will represent a fair and reasonable estimate of the cost LESSOR will incur because of LESSEE'S late payment. Additionally LESSOR may charge LESSEE interest for any sum past due, with such interest rate charged being five percent (5%).

         35. ADJUSTED RENTAL: After delivery of LESSOR'S notice as provided in Articles 2, 6, 8 and 17, and determination of the amount of LESSEE'S pro rata share of taxes, insurance, maintenance and other expenses due upon notice, if any, the monthly installment of rent then being paid by LESSEE shall be increased by 1/12th of the amount of LESSEE'S pro rata share of LESSOR'S reasonable estimate of the next billing amount. The adjusted monthly rental as determined by the preceding sentence shall be paid by LESSEE until receipt by LESSEE

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of LESSOR'S notice the next succeeding calendar year. If the term of this lease ends on other than the last day of a calendar year, LESSEE'S pro rata share shown on the notice delivered after the end of the term shall be reduced proportionately and any payment due shall also be apportioned and paid as aforesaid.

         36. ENVIRONMENTAL: LESSEE shall not in the premises or the building generate, store, handle, release, discharge, or otherwise seal with any material classified as a "hazardous material" for purpose of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), as amended from time to time, or any other similar or related federal, state or local statutes, rules, regulations or ordinances. Without limiting the generality of the foregoing, LESSEE expressly covenants and agrees that it shall not, nor LESSEE shall permit anyone to (a) use asbestos or any asbestos containing materials in the premises or in the building; (b) use any liquid filled transformers in the premises or in the building, unless consented by the LESSOR in writing and confirmed by an outside authoritative source to be free of polychlorinated biphenyl's (PCB's); (c) install any underground storage tanks unless consented by LESSOR in writing and specifically approved and certified to be in compliance with applicable code requirements; and (d) store any unopened containers of combustible products such as cleaning solvents in other than metal containers and cabinets approved by LESSOR in writing.

LESSEE shall protect, indemnify and save LESSOR and its officers, agents, contractors and employees harmless from and against any and all obligations, liabilities, costs, damages, claims and expenses of whatsoever nature arising from or in connection with any violation of this Article 36. The provisions of this Article 36 shall survive the termination of this lease.

         37. FORCE MAJEURE: Landlord shall not be considered in default of any of the terms, covenants and conditions of this Lease on Landlord's part to be performed, if Landlord fails to timely perform any of the terms and such failure is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Tenant (or Tenant's agents, employees or invitees) or any other cause beyond the control of Landlord.

This lease consists of 7 pages numbered 1 to 7, identified by LESSOR and LESSEE.

WITNESS WHEREOF, said parties hereunto subscribed their names. Executed in 2 originals.

LESSOR:                                              ADDRESS:

CLO Enterprizes                                      933 NE Holcomb Dr.
                                                     Mundelein, IL 60060

BY: /s/ George Orfanos
    ------------------
ITS: General Partner
     ---------------

LESSEE:                                              ADDRESS:

CIRCLE GROUP INTERNET INC.


BY: /s/ Greg Halpern
   -----------------
ITS: CEO
     ---

                                   EXHIBIT "A"

                                 RIDER TO LEASE
                                 --------------

This Rider To Lease is entered into this 22nd day of June, 1999, by and between CLO Enterprises as LESSOR, and CIRCLE GROUP INTERNET, INC. as LESSEE.

WHEREAS Landlord and Tenant entered into a Lease dated June 18, 1999 (hereinafter the "Lease") for certain premises (hereinafter "Premises") located at 1021 Campus Drive, Mundelein, IL, within the property commonly referred to as 1005-1025 Campus Drive, Mundelein, IL.

WHEREAS Landlord and Tenant mutually acknowledge that certain items within the "Lease" require clarification or change, therefore such clarifications and changes are listed herein below.

NOW THEREFORE Landlord and Tenant mutually agree that this document is attached to and shall be a part of the Lease.

1. If required by statute, LESSOR shall pay to LESSEE interest on security deposit.

2. If the LESSEE is a tenant in good standing, not in default of any lease terms and conditions for the first twelve months of the lease term, LESSOR will refund 50% of the security deposit within thirty (30) days of the end of the first one year tenancy.

3. The demising wall between the premises (Unit A on Exhibit "A") and the adjoining Unit B shown on Exhibit "A" shall not be constructed as LESSEE is also the LESSEE for Unit B.

4. LESSEE shall submit to LESSOR, along with the security deposit referenced in the lease, the sum of $2,200.00 which is the first months Base Rents.

5. LESSOR shall, prior to the occupancy, provide to LESSEE that sum which LESSEE shall pay each month, along with the Base Rent, pursuant to paragraph 6. on page 2. of the lease.

6. LESSOR shall provide to LESSEE an allowance of $23,313.00 for improvements to premises.

7. The "work" referenced on page 1., paragraph numbered 1. is not shown on Exhibit "A". The "work" shall consist of:

                  Concrete floor, 18 feet clear to ceiling, sprinklered per village code, 400 amp service to space (not distributed), 2 drive-in doors (already in place), gas heat for standard industrial premises.

8. LESSEE shall provide to LESSOR as soon as possible, all information needed by LESSOR to enable LESSOR to complete the premises to include LESSEE'S improvements which exceed the building standards being provided by LESSOR as described in item 7. above.

                                 RIDER TO LEASE
                                 --------------

9. LESSOR and LESSEE recognize that local government requirements pose time constraints for LESSOR to complete the referenced improvements, therefore, each shall make reasonable efforts to take steps necessary to insure completion of the premises as promptly as possible.


WITNESS WHEREOF, said parties hereunto subscribed their names. Executed in 2 originals.

LESSOR:                                            LESSEE:

CLO ENTEPRISES                                     CIRCLE GROUP INTERNET, INC.


By: /s/ George Orfanos                             By: /s/ Greg Halpern
    ------------------                                 ----------------

Its: General Partner                               Its: Chief Executive Officer
     ---------------                                    -----------------------

Date: 6-22-99                                      Date: 6-22-99
      -------                                            -------


                                       2